Exhibit 99.1

Avon Reports Fourth-Quarter and Full-Year 2013 Results

Fourth-Quarter Revenue Down 10%; Down 4% in Constant Dollars[1]

Operating Loss $17 Million; Adjusted[1] Operating Profit $219 Million

Operating Margin (0.6)%, down from 7.2% in the Fourth-Quarter 2012

Adjusted[1] Operating Margin 8.2%, down from 9.2% in the Fourth-Quarter 2012

Full-Year Cash Flow from Operations $540 Million

NEW YORK, February 13, 2014 - Avon Products, Inc. (NYSE:AVP) today reported fourth-quarter and full-year 2013 results. "Looking back at 2013, we made progress addressing tough legacy issues, identifying and beginning to resolve operational challenges, and rebuilding our management team. Although the second half of the year was impacted by both execution and macro-economic factors, I'm pleased that we are making headway toward our financial goals and Avon's return to profitable growth,” said Sheri McCoy, Chief Executive Officer, Avon Products, Inc. “While much work remains to be done, we continue to make progress toward building a better, simpler and more stable business.”
Full-Year 2013 Results (compared with full-year 2012)
Total revenue of $10.0 billion decreased 6%, or 1% in constant dollars. Total units decreased 5% and price/mix increased 4%. Active Representatives² were down 2% while average order increased 1%.
Total Beauty sales declined 7%, or 2% in constant dollars. Fashion & Home sales declined 4%, or were up 1% in constant dollars.
Operating profit was $427 million and operating margin was 4.3%, down 70 basis points from 2012. Adjusted operating profit was $791 million, and Adjusted operating margin was 7.9%, up 130 basis points from 2012.

Full-year effective tax rate from continuing operations was 100.6%, compared with 78.2% in 2012. Full-year Adjusted effective tax rate was 30.3%, compared with 35.0% in 2012.
Full-year net loss from continuing operations was $1 million, or $0.01 per diluted share, compared with net income from continuing operations of $93 million, or $0.20 per diluted share, in 2012. Adjusted net income from continuing operations was $451 million, or $1.02 per share, compared with $373 million, or $0.84 per share, in 2012.

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Cash flow from operations was $540 million for the twelve months ended December 31, 2013, $4 million lower than in the same period in 2012. Cash from operations was unfavorably impacted by the make-whole premiums of approximately $90 million paid in connection with the prepayment of the Company’s private notes and 2014 notes, higher contribution to the U.K. pension plan, as well as higher payments for employee incentive compensation. Partially offsetting these unfavorable impacts was improved Adjusted operating profit. The overall net cash used in the twelve months ended December 31, 2013 was $102 million, compared with net cash used of $36 million for the same period in 2012. The increase is primarily due to the paydown of the Company’s debt, which was partially offset by lower dividends paid.
Avon’s net debt (total debt less cash) as of December 31, 2013 was $1.6 billion, down $376 million from December 31, 2012. For the twelve months ended December 31, 2013, the Company reduced the overall debt balance by $475 million.

Adjustments to Full-Year 2013 GAAP Results to Arrive at Adjusted Results
During 2013, the following items had a significant impact on the financial results:

•
The Company recorded non-cash impairment charges within operating profit of $159 million pre-tax. This included a charge of $117 million pre-tax related to the Service Model Transformation (“SMT”) project, as a result of the Company’s decision to halt further roll-out of the SMT project beyond the pilot market of Canada in the fourth quarter. In addition, during the third quarter, the Company recorded a non-cash impairment charge of $42 million pre-tax, and a valuation allowance for deferred tax assets related to the China business of $9 million. These items had a negative impact of $0.28 per diluted share.

•
The Company recorded a loss on extinguishment of debt in the first and second quarters of approximately $86 million pre-tax, or $0.12 per diluted share, associated with the prepayment of the $535 million outstanding principal of the Company’s private notes and the $500 million outstanding principal of the Company’s 2014 notes, including make-whole premiums, and the repayment of $380 million of the outstanding term loan principal.

•
The Company recorded an aggregate accrual related to the previously disclosed government Foreign Corrupt Practices Act ("FCPA") investigations of $89 million, or $0.20 per diluted share, within operating profit, of which $12 million was recorded in the second quarter. Based on the status of the Company’s current settlement negotiations with the DOJ and the staff of the SEC, including the level of monetary penalties being discussed, an additional $77 million was recorded in the fourth quarter, and the Company estimates the aggregate amount of any potential settlements with the government could exceed this accrual by up to approximately $43 million. There can be no assurance that the Company's efforts to reach settlements with the government will be successful or, if they are, what the timing or terms of such settlements will be.

•	The Company recorded costs to implement (“CTI”) restructuring within operating profit of approximately $66 million pre-tax, or $0.09 per diluted share.

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•
As a result of the 32% devaluation of Venezuelan currency, during the first quarter, the Company recorded a one-time charge of $34 million in other expense, net, and $17 million in income taxes, primarily reflecting the write-down of monetary net assets and deferred tax benefits, respectively. In addition, as a result of using the U.S. historic dollar cost basis of non-monetary assets, such as inventory, full-year 2013 operating profit was negatively impacted by approximately $50 million. During the fourth quarter, the Company also recorded a valuation allowance for deferred tax assets related to Venezuela of $42 million. These items had a negative impact of $0.32 per diluted share.

Fourth-Quarter 2013 (compared with fourth-quarter 2012)

For the fourth quarter of 2013, total revenue of $2.7 billion decreased 10%, or 4% in constant dollars. Total units decreased 10% and price/mix was up 6% during the quarter. Active Representatives were down 5% while average order increased 1%.

Beauty sales declined 11%, or 4% in constant dollars. Fashion & Home sales declined 8%, or 2% in constant dollars.

Fourth-quarter 2013 gross margin was 61.0%. Gross margin included a $5 million charge associated with highly inflationary accounting for the 32% devaluation of Venezuelan currency that occurred in the first quarter of 2013. Adjusted gross margin was 61.2%, 140 basis points higher than the prior-year quarter, primarily driven by the favorable net impact of mix and pricing, largely due to inflationary pricing in Latin America. This benefit was partially offset by unfavorable foreign exchange.

Operating loss was $17 million and operating margin was (0.6)% in the quarter. Operating loss was unfavorably impacted by a non-cash impairment charge related to the SMT project, an accrual related to the government FCPA investigations and CTI restructuring. Adjusted operating profit was $219 million and Adjusted operating margin was 8.2%, down 100 basis points from the fourth quarter of 2012. The decline in Adjusted operating margin was driven by the impact of the revenue decline with respect to fixed expenses. Higher transportation costs, bad debt expense and net brochure costs, primarily in Latin America, were also factors. Additionally, unfavorable foreign exchange negatively impacted Adjusted operating margin. These items were partially offset by the improvement in gross margin.

Fourth-quarter 2013’s effective tax rate from continuing operations was (55.5)%, compared with 117.1% in the fourth quarter of 2012. The Adjusted effective tax rate was 21.6% in the fourth quarter of 2013, compared with 37.1% in the fourth quarter of 2012. The lower rate is due to the Company's geographic mix of earnings for the year and the lower cost to repatriate foreign earnings.

Fourth-quarter 2013’s net loss from continuing operations was $68 million, or $0.16 per diluted share, compared with a net loss from continuing operations of $36 million, or $0.08 per diluted share, in the fourth quarter of 2012. Fourth-quarter 2013’s Adjusted net income from continuing operations was $151 million, or $0.34 per diluted share, compared with $154 million, or $0.36 per diluted share, in the fourth quarter of 2012.

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Adjustments to Fourth-Quarter GAAP Results to Arrive at Adjusted Results

During the fourth quarter of 2013, the following items had a significant impact on the financial results:

•	The Company recorded a non-cash impairment charge within operating profit of $117 million pre-tax, or $0.17 per diluted share, related to the SMT project.

•
The Company recorded an additional accrual related to the previously disclosed government FCPA investigations within operating profit of $77 million, or $0.18 per diluted share. As a result, the aggregate accrual for these matters at December 31, 2013 was $89 million.

•
The Company recorded CTI restructuring within operating profit of approximately $37 million pre-tax, or $0.05 per diluted share, comprised primarily of employee-related costs associated with the elimination of approximately 650 positions.

•
As a result of the 32% devaluation of Venezuelan currency, and using the U.S. historic dollar cost basis of non-monetary assets, such as inventory, fourth-quarter 2013 operating profit was negatively impacted by approximately $5 million. In addition, the Company recorded a valuation allowance for deferred tax assets related to Venezuela of $42 million. These items had a negative impact of $0.11 per diluted share.

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Fourth-Quarter 2013 Regional Highlights (compared with fourth-quarter 2012)

Latin America
$ in millions	Fourth-Quarter 2013		FY 2013
		% var. vs 4Q12		% var. vs FY12
Total revenue	$1,236.3	(7)%	$4,840.5	(3)%
C$ revenue		4%		6%
Change in Active Representatives		(4)%		—%
Change in units sold		(6)%		(3)%
Operating profit	107.7	(21)%	478.6	8%
Adjusted operating profit	118.8	(17)%	536.6	16%
Operating margin	8.7%	(150) bps	9.9%	100 bps
Adjusted operating margin	9.6%	(120) bps	11.1%	180 bps

Fourth-Quarter 2013 Discussion

•
Fourth-quarter constant-dollar revenue growth was primarily due to higher average order, which was partially offset by a decrease in Active Representatives. Higher average order benefited from pricing, including inflationary impacts, primarily in Argentina and Venezuela.

•	Brazil revenue was down 3%, or up 6% in constant dollars, primarily due to higher average order, largely due to benefits from continued strength in Fashion & Home and pricing.

•
Mexico revenue was down 15% in both reported and constant dollars, primarily driven by a decrease in Active Representatives and lower average order. The business was negatively impacted by executional challenges, coupled with the weaker economy.

•
Venezuela revenue was down 12%, or up 29% in constant dollars, due to higher average order, partially offset by a decrease in Active Representatives. Average order benefited from the inflationary impact on pricing, which was partially offset by a decrease in units sold. The decline in Active Representatives was partially due to continued economic and political instability.

•
The decline in Adjusted operating margin was primarily due to higher Representative and sales leader investments, net brochure costs and bad debt expense. In addition, foreign exchange unfavorably impacted Adjusted operating margin. These impacts were partially offset by higher gross margin, primarily due to the favorable net impact of mix and pricing.

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Europe, Middle East & Africa
$ in millions	Fourth-Quarter 2013		FY 2013
		% var. vs 4Q12		% var. vs FY12
Total revenue	$867.7	(4)%	$2,898.4	(1)%
C$ revenue		(2)%		2%
Change in Active Representatives		(1)%		1%
Change in units sold		(7)%		—%
Operating profit	129.8	(1)%	406.7	30%
Adjusted operating profit	135.0	3%	424.4	31%
Operating margin	15.0%	50 bps	14.0%	330 bps
Adjusted operating margin	15.6%	110 bps	14.6%	350 bps

Fourth-Quarter 2013 Discussion

•
Fourth-quarter constant-dollar revenue decline was due to both lower average order and a decrease in Active Representatives. Units declined due to merchandising and reduced discounting in several markets.

•	Russia revenue was down 7%, or 3% in constant dollars, due to a decrease in Active Representatives and lower average order.

•	U.K. revenue was down 5% in both reported and constant dollars, primarily due to a decrease in Active Representatives.

•	Turkey revenue was down 9%, or up 3% in constant dollars, primarily due to higher average order.

•	South Africa revenue was down 12%, or up 2% in constant dollars, primarily due to an increase in Active Representatives, which was partially offset by lower average order.

•	Adjusted operating margin increased primarily due to higher gross margin, which benefited from supply chain actions to reduce material and overhead costs.

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North America
$ in millions	Fourth-Quarter 2013		FY 2013
		% var. vs 4Q12		% var. vs FY12
Total revenue	$370.8	(21)%	$1,458.2	(17)%
C$ revenue		(20)%		(16)%
Change in Active Representatives		(17)%		(15)%
Change in units sold		(27)%		(17)%
Operating loss	(6.6)	*	(60.1)	*
Adjusted operating loss	(4.4)	*	(47.6)	*
Operating margin	(1.8)%	(190) bps	(4.1)%	(380) bps
Adjusted operating margin	(1.2)%	(540) bps	(3.3)%	(480) bps

* Calculation not meaningful
Note: In the second quarter of 2013, Silpada was classified within discontinued operations. Accordingly, the amounts for North America exclude the results of Silpada for all periods presented.
Fourth-Quarter 2013 Discussion

•	Fourth-quarter constant-dollar revenue decline was due to a decrease in Active Representatives and lower average order. The business continues to be impacted by executional challenges.

•	North America Beauty sales declined 25%, driven primarily by skincare and personal care, on both a reported and constant-dollar basis. Fashion & Home sales declined 16%, or 15% in constant dollars.

•
The decline in Adjusted operating margin was primarily due to the impact of the revenue decline with respect to fixed expenses. In addition, increased transportation cost per unit as a result of lower volume also contributed to the operating margin decline. These items were partially offset by lower net brochure costs and bad debt expense, as well as benefits resulting from the Company’s cost-savings initiatives.

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Asia Pacific
$ in millions	Fourth-Quarter 2013		FY 2013
		% var. vs 4Q12		% var. vs FY12
Total revenue	$192.4	(22)%	$757.9	(16)%
C$ revenue		(18)%		(15)%
Change in Active Representatives¹		(19)%		(10)%
Change in units sold		(18)%		(16)%
Operating profit (loss)	0.1	*	(12.1)	*
Adjusted operating profit	4.0	(82)%	35.0	(48)%
Operating margin	0.1%	(350) bps	(1.6)%	(220) bps
Adjusted operating margin	2.1%	(670) bps	4.6%	(290) bps

¹ Excludes China
* Calculation not meaningful

Fourth-Quarter 2013 Discussion

•
Fourth-quarter constant-dollar revenue decline was driven by the unfavorable results of China and a decrease in Active Representatives in the other Asia Pacific markets. The region's revenue was also negatively impacted by approximately one point as a result of the Company’s decision to exit the South Korea and Vietnam markets.

•
Revenue in the Philippines was down 9%, or 4% in constant dollars, which includes approximately two points due to the significant typhoon. The revenue decline was primarily due to a decrease in Active Representatives, partially offset by higher average order.

•
Revenue in China was down 48%, or 50% in constant dollars, primarily due to declines in unit sales. Revenue was negatively impacted by a decline in the number of beauty boutiques as well as the Company’s continued actions intended to reduce inventory levels held by beauty boutiques.

•
The decline in Adjusted operating margin was primarily due to lower gross margin, as well as the impact of the revenue decline with respect to fixed expenses. The gross margin decline was primarily due to the unfavorable net impact of mix and pricing, higher obsolescence costs and the impact of lower unit volume. These were partially offset by benefits resulting from the Company’s cost-savings initiatives.

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Global Expenses
$ in millions	Fourth-Quarter 2013		FY 2013
		% var. vs 4Q12		% var. vs FY12
Total global expenses	$368.2	93%	$824.3	17%
Adjusted total global expenses	154.1	(11)%	595.8	(10)%
Allocated to segments	(120.0)	(6)%	(438.4)	(8)%
Adjusted net global expenses	34.1	(26)%	157.4	(16)%

Fourth-Quarter 2013 Discussion

•	Adjusted total global expenses decreased, primarily due to lower professional and related fees associated with the FCPA matters.

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Avon will conduct a conference call at 9:00 A.M. today to discuss the quarterly and full-year results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 33982530). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.

Avon, the company for women, is a leading global beauty company, with $10 billion in annual revenue. As one of the world's largest direct sellers, Avon is sold through more than 6 million active independent Avon Sales Representatives. Avon products are available in over 100 countries, and the product line includes color cosmetics, skincare, fragrance, fashion and home products, featuring such well-recognized brand names as Avon Color, ANEW, Skin-So-Soft, Advance Techniques, and mark. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Amy Low Chasen	Jennifer Vargas
Natalija Jovasevic	(212) 282-5404
(212) 282-5320

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Footnotes

[1] "Adjusted" items refer to financial results presented in accordance with U.S. GAAP that have been adjusted to exclude certain costs as described below, under "Non-GAAP Financial Measures." We also refer to Adjusted financial measures as Constant $ items, which are Non-GAAP financial measures as described below under "Non-GAAP Financial Measures."

2 In the first quarter of 2013, we renamed our "Growth in Active Representatives" performance metric as "Change in Active Representatives." In addition, we revised the definition of this metric to exclude China. As previously disclosed, our business in China is predominantly retail, and as a result, we do not believe including China within the Change in Active Representatives calculation provides for a relevant indicator of underlying business trends. There were no changes to the underlying calculation other than the exclusion of China.

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: revenue, operating profit, Adjusted operating profit, operating margin and Adjusted operating margin. We also refer to these adjusted financial measures as Constant $ items, which are Non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current-year results and prior-year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant-currency growth rates.

We also present gross margin, selling, general and administrative expenses as a percentage of revenue, total and net global expenses, operating profit, operating margin, income from continuing operations, earnings per share from continuing operations and effective tax rate on a Non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a Non-GAAP basis. We refer to these Non-GAAP financial measures as "Adjusted." We have provided a quantitative reconciliation of the difference between the Non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. The Company uses the Non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period-to-period basis, the impacts of 1) costs to implement ("CTI") restructuring initiatives, 2) costs and charges related to Venezuela being designated as a highly inflationary economy and the subsequent devaluation of its currency in February 2013, a valuation allowance for deferred tax assets related to Venezuela and the benefit related to the release of a provision associated with the excess cost of acquiring U.S. dollars in Venezuela ("Venezuelan special items"), 3) the total $89 million accrual for the potential settlements related to the FCPA investigations ("FCPA accrual"), 4) the goodwill and intangible asset impairment charges and a valuation allowance for deferred tax assets related to the China business, as well as the capitalized software impairment charge related

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to the SMT project ("Asset impairment and other charges"), 5) costs and charges related to the extinguishment of debt ("Loss on extinguishment of debt") and 6) the additional provision for income taxes as we are no longer asserting that the undistributed earnings of foreign subsidiaries are indefinitely reinvested ("Special tax items"). The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period.

The Venezuelan special items include the impact on the Consolidated Statements of Income in 2013, caused by the devaluation of Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and non-monetary assets, such as inventory and prepaid expenses. For non-monetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical cost of the assets at the previous official exchange rate of 4.30 and the revised official exchange rate of 6.30. The Venezuelan special items also include the impact on the Consolidated Statements of Income caused by a valuation allowance for deferred tax assets related to Venezuela recorded in the fourth quarter of 2013, as well as the release of a provision in the fourth quarter of 2012 associated with the excess cost of acquiring U.S. dollars in Venezuela at the regulated market rate as compared with the official exchange rate.

The Asset impairment and other charges include the impact on the Consolidated Statements of Income caused by the goodwill and intangible asset impairment charges and a valuation allowance for deferred tax assets related to the China business in the third quarter of 2013, and the goodwill impairment charge related to the China business in the third quarter of 2012. The Asset impairment and other charges also include the impact on the Consolidated Statements of Income caused by the capitalized software impairment charge related to the SMT project in the fourth quarter of 2013.

The Loss on extinguishment of debt includes the impact on the Consolidated Statements of Income in the first quarter of 2013, caused by the make-whole premium and the write-off of debt issuance costs associated with the prepayment of the Company’s private notes, as well as the write-off of debt issuance costs associated with the early repayment of $380 million of the outstanding principal amount of the term loan agreement. The Loss on extinguishment of debt also includes the impact on the Consolidated Statements of Income in the second quarter of 2013, caused by the make-whole premium and the write-off of debt issuance costs and discounts, partially offset by a deferred gain associated with the January 2013 interest rate swap agreement termination, associated with the prepayment of the Company’s 2014 notes.

The Special tax items include the impact on the Consolidated Statements of Income in 2012, caused by an additional provision for income taxes as we no longer asserted that the undistributed earnings of foreign subsidiaries are indefinitely reinvested. During the fourth quarter of 2012, we determined that the Company may repatriate offshore cash to meet certain domestic funding needs.

These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "estimate," "plan," "believe," "may," "intend," "potential," "can," "could," "will" and similar expressions, or the negative of those expressions, may identify forward-looking statements. They include, among other things, statements regarding our anticipated or expected results, future financial performance, various strategies and initiatives (including our stabilization strategies, cost savings initiatives, multi-year restructuring programs and other initiatives and related actions), costs and cost savings, competitive advantages, impairments, the impact of currency devaluations and other laws and regulations, government investigations, internal investigations and compliance reviews, results of litigation, contingencies, taxes and tax rates, potential acquisitions or divestitures, liquidity, cash flow, uses of cash and financing, hedging and risk management strategies, pension, postretirement and incentive compensation plans, supply chain and the legal status of our Representatives. Such forward-looking statements are based on management's reasonable current assumptions, expectations, plans and forecasts regarding the Company's current or future results and future business and economic conditions more generally. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following:

•
our ability to improve our financial and operational performance and execute fully our global business strategy, including our ability to implement the key initiatives of, and realize the projected benefits (in the amounts and time schedules we expect) from, our stabilization strategies, cost savings initiatives, multi-year restructuring programs and other initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, sales and operation planning process, outsourcing strategies, Internet platform and technology strategies, marketing and advertising strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies, and any plans to invest these projected benefits ahead of future growth;

•	the possibility of business disruption in connection with our stabilization strategies, cost savings initiatives, multi-year restructuring programs, or other initiatives;

•
our ability to reverse declining revenue, margins and net income, particularly in North America, and to achieve profitable growth, particularly in our largest markets such as Brazil and developing and emerging markets such as Mexico and Russia;

•
our ability to improve working capital and effectively manage doubtful accounts and inventory and implement initiatives to reduce inventory levels, including the potential impact on cash flows and obsolescence;

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•
our ability to reverse declines in Active Representatives, to implement our sales Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance branding and the Representative and consumer experience and increase Representative productivity through field activation programs and technology tools and enablers, to invest in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct-selling model;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•
the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy and the devaluation of its currency, foreign exchange restrictions, particularly currency restrictions in Venezuela and Argentina, and the potential effect of such factors on our business, results of operations and financial condition;

•
any developments in or consequences of investigations and compliance reviews, and any litigation related thereto, including the ongoing investigations and compliance reviews of FCPA and related United States (“U.S.”) and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation, including our ability to reach a settlement with the SEC and the DOJ with regard to the ongoing FCPA investigations or, if we are able to reach a settlement, the timing or terms of such settlement, or if we are unable to reach a settlement, the outcome of any subsequent litigation with the government which could have a material adverse effect;

•
a general economic downturn, a recession globally or in one or more of our geographic regions, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand an economic downturn, recession, cost inflation, commodity cost pressures, economic or political instability, competitive or other market pressures or conditions;

•
the effect of political, legal, tax and regulatory risks imposed on us in the U.S. and abroad, our operations or our Representatives, including foreign exchange or other restrictions, adoption, interpretation and enforcement of foreign laws, including in jurisdictions such as Brazil, Russia, Venezuela and Argentina, and any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•
the impact of changes in tax rates on the value of our deferred tax assets, and declining earnings, including the amount of any domestic source loss and the type, jurisdiction and timing of any foreign source income, on our ability to realize foreign tax credits in the U.S.;

•
competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skincare and toiletries industry, some of which are larger than we are and have greater resources;

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•
the impact of the typically seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to attract and retain key personnel;

•
other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations, large-scale power outages and similar events;

•	key information technology systems, process or site outages and disruptions;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the impact of any significant restructuring charges or significant legal or regulatory settlements on our ability to comply with certain covenants in our debt instruments;

•	any changes to our credit ratings and the impact of such changes on our financing costs, rates, terms, debt service obligations and access to lending sources;

•	the impact of our indebtedness, our access to cash and financing, and our ability to secure financing or financing at attractive rates;

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations;

•
our ability to successfully identify new business opportunities, strategic alliances and strategic alternatives and identify and analyze acquisition candidates, secure financing on favorable terms and negotiate and consummate acquisitions, as well as to successfully integrate or manage any acquired business;

•	disruption in our supply chain or manufacturing and distribution operations;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to protect our intellectual property rights; and

•	the risk of an adverse outcome in any material pending and future litigations or with respect to the legal status of Representatives.

Additional information identifying such factors is contained in Item 1A of our 2012 Form 10-K, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, and other reports and documents we file with the SEC. We undertake no obligation to update any such forward-looking statements.

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AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Twelve Months Ended		Percent Change
	December 31			December 31
	2013	2012		2013	2012
Net sales	$2,625.2	$2,913.2	(10)%	$9,764.4	$10,405.3	(6)%
Other revenue	42.0	39.0		190.6	156.1
Total revenue	2,667.2	2,952.2	(10)%	9,955.0	10,561.4	(6)%
Cost of sales	1,040.0	1,187.5		3,772.5	4,103.1
Selling, general and administrative expenses	1,644.4	1,551.9		5,713.2	5,889.3
Impairment of goodwill and intangible asset	—	—		42.1	44.0
Operating (loss) profit	(17.2)	212.8	*	427.2	525.0	(19)%
Interest expense	29.8	27.5		120.6	104.3
Loss on extinguishment of debt	—	—		86.0	—
Interest income	(17.7)	(4.6)		(25.9)	(15.1)
Other expense, net	14.3	(21.5)		83.9	7.1
Total other expenses	26.4	1.4		264.6	96.3
(Loss) income from continuing operations, before taxes	(43.6)	211.4	*	162.6	428.7	(62)%
Income taxes	24.1	(247.6)		(163.6)	(335.4)
(Loss) income from continuing operations, net of tax	(67.7)	(36.2)	(87)%	(1.0)	93.3	*
Loss from discontinued operations, net tax	—	(124.9)		(50.9)	(131.5)
Net loss	(67.7)	(161.1)		(51.9)	(38.2)
Net income attributable to noncontrolling interests	(1.4)	(1.1)		(4.5)	(4.3)
Net loss attributable to Avon	$(69.1)	$(162.2)	57%	$(56.4)	$(42.5)	(33)%
(Loss) earnings per share:(1)
Basic
Basic EPS from continuing operations	$(0.16)	$(0.08)	(100)%	$(0.01)	$0.20	*
Basic EPS from discontinued operations	$—	$(0.28)		$(0.12)	$(0.30)
Basic EPS attributable to Avon	$(0.16)	$(0.37)	57%	$(0.13)	$(0.10)	(30)%
Diluted
Diluted EPS from continuing operations	$(0.16)	$(0.08)	(100)%	$(0.01)	$0.20	*
Diluted EPS from discontinued operations	$—	$(0.28)		$(0.12)	$(0.30)
Diluted EPS attributable to Avon	$(0.16)	$(0.37)	57%	$(0.13)	$(0.10)	(30)%

Weighted-average shares outstanding:
Basic	433.6	432.1		433.4	431.9
Diluted	433.6	432.1		433.4	432.5

* Calculation not meaningful

 (1) Under the two-class method, loss per share is calculated using net loss allocable to common shares, which is derived by reducing net loss by the loss allocable to participating securities. Net loss allocable to common shares used in the basic and diluted loss per share calculation were ($68.5) and ($159.2) for the three months ended December 31, 2013 and 2012, respectively. Net loss allocable to common shares used in the basic and diluted loss per share calculation were ($55.9) and ($42.2) for the twelve months ended December 31, 2013 and 2012, respectively.

AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	December 31	December 31
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$1,107.9	$1,206.9
Accounts receivable, net	676.3	752.1
Inventories	1,005.6	1,101.1
Prepaid expenses and other	689.3	827.0
Current assets of discontinued operations	—	41.8
Total current assets	3,479.1	3,928.9
Property, plant and equipment, at cost	2,484.5	2,684.8
Less accumulated depreciation	(1,091.2)	(1,158.8)
Property, plant and equipment, net	1,393.3	1,526.0
Goodwill	282.5	330.3
Other intangible assets, net	33.5	40.6
Other assets	1,303.9	1,407.9
Noncurrent assets of discontinued operations	—	148.8
Total assets	$6,492.3	$7,382.5
Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$188.0	$572.0
Accounts payable	896.5	914.3
Accrued compensation	271.2	264.7
Other accrued liabilities	652.6	645.3
Sales and taxes other than income	186.8	210.6
Income taxes	45.4	73.6
Current liabilities of discontinued operations	—	24.1
Total current liabilities	2,240.5	2,704.6
Long-term debt	2,532.7	2,623.8
Employee benefit plans	398.0	637.6
Long-term income taxes	53.3	52.0
Other liabilities	140.3	131.1
Noncurrent liabilities of discontinued operations	—	0.1
Total liabilities	$5,364.8	$6,149.2
Shareholders’ Equity
Common stock	$189.4	$188.3
Additional paid-in-capital	2,175.6	2,119.6
Retained earnings	4,196.7	4,357.8
Accumulated other comprehensive loss	(870.4)	(876.7)
Treasury stock, at cost	(4,581.2)	(4,571.9)
Total Avon shareholders’ equity	1,110.1	1,217.1
Noncontrolling interests	17.4	16.2
Total shareholders’ equity	$1,127.5	$1,233.3
Total liabilities and shareholders’ equity	$6,492.3	$7,382.5

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Twelve Months Ended
	December 31
	2013	2012
Cash Flows from Operating Activities
Net loss	$(51.9)	$(38.2)
Loss from discontinued operations, net of tax	50.9	131.5
(Loss) income from continuing operations	$(1.0)	$93.3
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	224.6	212.5
Provision for doubtful accounts	239.3	250.9
Provision for obsolescence	117.1	118.8
Share-based compensation	43.3	41.1
Deferred income taxes	(128.6)	27.9
Impairment of goodwill, intangible assets and SMT capitalized software	159.3	44.0
Charge for Venezuelan monetary assets and liabilites	34.1	—
Other	54.5	35.3
Changes in assets and liabilities:
Accounts receivable	(235.3)	(240.9)
Inventories	(78.5)	(85.0)
Prepaid expenses and other	77.7	59.1
Accounts payable and accrued liabilities	140.1	82.6
Income and other taxes	3.4	(23.3)
Noncurrent assets and liabilities	(110.4)	(72.3)
Net cash provided by operating activities of continuing operations	539.6	544.0
Cash Flows from Investing Activities
Capital expenditures	(197.3)	(228.5)
Disposal of assets	37.8	15.4
Purchases of investments	14.3	1.2
Proceeds from sale of investments	(28.2)	(1.5)
Net cash used by investing activities of continuing operations	(173.4)	(213.4)
Cash Flows from Financing Activities
Cash dividends	(106.8)	(329.3)
Debt, net (maturities of three months or less)	(1.2)	(710.5)
Proceeds from debt	1,488.2	735.8
Repayment of debt	(1,942.7)	(138.3)
Interest rate swap termination	88.1	43.6
Proceeds from exercise of stock options	19.4	8.6
Excess tax benefit realized from share-based compensation	(3.5)	(2.4)
Repurchase of common stock	(9.4)	(8.8)
Net cash used by financing activities of continuing operations	(467.9)	(401.3)
Net cash (used) provided by operating activities of discontinued operations	(4.0)	12.1
Net cash provided (used) by investing activities of discontinued operations	84.8	(0.3)
Net cash provided by discontinued operations	80.8	11.8
Effect of exchange rate changes on cash and equivalents	(80.8)	23.4
Net decrease in cash and equivalents	(101.7)	(35.5)
Cash and equivalents at beginning of year (1)	$1,209.6	$1,245.1
Cash and equivalents at end of period (2)	$1,107.9	$1,209.6

(1) Includes cash and cash equivalents of discontinued operations of $2.7 and $6.9 at January 1, 2013 and 2012, respectively.
(2) Includes cash and cash equivalents of discontinued operations of $2.7 at December 31, 2012.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

THREE MONTHS ENDED DECEMBER 31, 2013

REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units Sold	Price/Mix C$	Active Reps (1)	Average Order C$
		% var. vs 4Q12	% var. vs 4Q12	% var. vs 4Q12	% var. vs 4Q12	% var. vs 4Q12	% var. vs 4Q12
Latin America	$1,236.3	(7)%	4%	(6)%	10%	(4)%	8%
Europe, Middle East & Africa	867.7	(4)	(2)	(7)	5	(1)	(1)
North America	370.8	(21)	(20)	(27)	7	(17)	(3)
Asia Pacific (1)	192.4	(22)	(18)	(18)	—	(19)	1
Total from operations	2,667.2	(10)	(4)	(10)	6	(5)	1
Global and other	—	—	—	—	—	—	—
Total	$2,667.2	(10)%	(4)%	(10)%	6%	(5)%	1%

	2013 GAAP Operating Profit (Loss)US$	% var. vs 4Q12	2013 GAAP Operating Margin US$	2013 Adjusted Operating Profit (Loss) US$ (2)	2012 Adjusted Operating Profit US$ (2)	2013 Adjusted Operating Margin (2)	2012 Adjusted Operating Margin (2)
Latin America	$107.7	(21)%	8.7%	$118.8	$143.7	9.6%	10.8%
Europe, Middle East & Africa	129.8	(1)	15.0	135.0	131.5	15.6	14.5
North America	(6.6)	*	(1.8)	(4.4)	19.7	(1.2)	4.2
Asia Pacific	0.1	*	0.1	4.0	21.8	2.1	8.8
Total from operations	231.0	(17)	8.7	253.4	316.7	9.5	10.7
Global and other	(248.2)	*	—	(34.1)	(46.3)	—	—
Total	$(17.2)	*	(0.6)%	$219.3	$270.4	8.2%	9.2%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 4Q12	% var. vs 4Q12
Beauty (color/fragrance/skincare/personal care)	$1,887.6	(11)%	(4)%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	441.1	(11)	(6)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	296.5	(4)	4
Net sales	$2,625.2	(10)%	(4)%
Other revenue	42.0	8	11
Total revenue	$2,667.2	(10)%	(4)%

Beauty Category:
Fragrance		(7)%	—%
Color		(9)	(4)
Skincare		(15)	(9)
Personal care		(12)	(7)
Fashion & Home		(8)	(2)

* Calculation not meaningful
(1) In the first quarter of 2013, we revised the definition of Active Representatives to exclude China. As previously disclosed, our business in China is predominantly retail, and as a result, we do not believe including China within the Change in Active Representatives calculation provides for a relevant indicator of underlying business trends. There were no changes to the underlying calculation other than the exclusion of China.

(2) For a further discussion on our Non-GAAP financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to related GAAP financial measure in the following supplemental schedules.

Page | 19

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

TWELVE MONTHS ENDED DECEMBER 31, 2013

REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units Sold	Price/Mix C$	Active Reps (1)	Average Order C$
		% var. vs FY12	% var. vs FY12	% var. vs FY12	% var. vs FY12	% var. vs FY12	% var. vs FY12
Latin America	$4,840.5	(3)%	6%	(3)%	9%	—%	6%
Europe, Middle East & Africa	2,898.4	(1)	2	—	2	1	1
North America	1,458.2	(17)	(16)	(17)	1	(15)	(1)
Asia Pacific (1)	757.9	(16)	(15)	(16)	1	(10)	(5)
Total from operations	9,955.0	(6)	(1)	(5)	4	(2)	1
Global and other	—	—	—	—	—	—	—
Total	$9,955.0	(6)%	(1)%	(5)%	4%	(2)%	1%

	2013 GAAP Operating Profit (Loss)US$	% var. vs FY12	2013 GAAP Operating Margin US$	2013 Adjusted Operating Profit (Loss) US$ (2)	2012 Adjusted Operating Profit US$ (2)	2013 Adjusted Operating Margin (2)	2012 Adjusted Operating Margin (2)
Latin America	$478.6	8%	9.9%	$536.6	$463.5	11.1%	9.3%
Europe, Middle East & Africa	406.7	30	14.0	424.4	324.6	14.6	11.1
North America	(60.1)	*	(4.1)	(47.6)	25.8	(3.3)	1.5
Asia Pacific	(12.1)	*	(1.6)	35.0	67.3	4.6	7.5
Total from operations	813.1	7	8.2	948.4	881.2	9.5	8.3
Global and other	(385.9)	(66)	—	(157.4)	(187.5)	—	—
Total	$427.2	(19)%	4.3%	$791.0	$693.7	7.9%	6.6%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs FY12	% var. vs FY12
Beauty (color/fragrance/skincare/personal care)	$7,103.2	(7)%	(2)%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	1,623.5	(7)	(4)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	1,037.7	3	9
Net sales	$9,764.4	(6)%	(1)%
Other revenue	190.6	22	24
Total revenue	$9,955.0	(6)%	(1)%

Beauty Category:
Fragrance		(4)%	2%
Color		(6)	(1)
Skincare		(12)	(8)
Personal care		(7)	(3)
Fashion & Home		(4)	1

* Calculation not meaningful
(1) In the first quarter of 2013, we revised the definition of Active Representatives to exclude China. As previously disclosed, our business in China is predominantly retail, and as a result, we do not believe including China within the Change in Active Representatives calculation provides for a relevant indicator of underlying business trends. There were no changes to the underlying calculation other than the exclusion of China.

(2) For a further discussion on our Non-GAAP financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

Page | 20

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED DECEMBER 31, 2013
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	FCPA accrual	Asset impairment and other charges	Adjusted (Non-GAAP)
Cost of sales	$1,040.0	$—	$4.9	$—	$—	$1,035.1
Selling, general and administrative expenses	1,644.4	37.4	—	77.0	117.2	1,412.8
Operating (loss) profit	(17.2)	37.4	4.9	77.0	117.2	219.3
(Loss) income from continuing operations, before taxes	(43.6)	37.4	4.9	77.0	117.2	193.0
Income taxes	(24.1)	(16.2)	41.8	—	(43.1)	(41.6)
(Loss) income from continuing operations, net of tax	$(67.7)	$21.2	$46.7	$77.0	$74.1	$151.4

Diluted EPS from continuing operations	$(0.16)	$0.05	$0.11	$0.18	$0.17	$0.34

Gross margin	61.0%	—	0.2	—	—	61.2%
SG&A as a % of revenues	61.7%	(1.4)	—	(2.9)	(4.4)	53.0%
Operating margin	(0.6)%	1.4	0.2	2.9	4.4	8.2%
Effective tax rate	(55.5)%					21.6%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$107.7	$6.2	$4.9	$—	$—	$118.8
Europe, Middle East & Africa	129.8	5.2	—	—	—	135.0
North America	(6.6)	2.2	—	—	—	(4.4)
Asia Pacific	0.1	3.9	—	—	—	4.0
Global and other	(248.2)	19.9	—	77.0	117.2	(34.1)
Total	$(17.2)	$37.4	$4.9	$77.0	$117.2	$219.3

SEGMENT OPERATING MARGIN
Latin America	8.7%	0.5	0.4	—	—	9.6%
Europe, Middle East & Africa	15.0%	0.6	—	—	—	15.6%
North America	(1.8)%	0.6	—	—	—	(1.2)%
Asia Pacific	0.1%	2.0	—	—	—	2.1%
Global and other	—	—	—	—	—	—
Total	(0.6)%	1.4	0.2	2.9	4.4	8.2%
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 21

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	TWELVE MONTHS ENDED DECEMBER 31, 2013
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	FCPA accrual	Asset impairment and other charges	Loss on extinguishment of debt	Adjusted (Non-GAAP)
Cost of sales	$3,772.5	$(0.9)	$44.6	$—	$—	$—	$3,728.8
Selling, general and administrative expenses	5,713.2	66.8	5.0	89.0	117.2	—	5,435.2
Impairment of goodwill and intangible asset	42.1	—	—	—	42.1	—	—
Operating profit	427.2	65.9	49.6	89.0	159.3	—	791.0
Income from continuing operations, before taxes	162.6	65.9	83.7	89.0	159.3	86.0	646.5
Income taxes	(163.6)	(24.5)	58.4	—	(34.8)	(31.6)	(196.0)
(Loss) income from continuing operations, net of tax	$(1.0)	$41.4	$142.1	$89.0	$124.5	$54.4	$450.5

Diluted EPS from continuing operations	$(0.01)	$0.09	$0.32	$0.20	$0.28	$0.12	$1.02

Gross margin	62.1%	—	0.4	—	—		62.5%
SG&A as a % of revenues	57.4%	(0.7)	(0.1)	(0.9)	(1.2)		54.6%
Operating margin	4.3%	0.7	0.5	0.9	1.6		7.9%
Effective tax rate	100.6%						30.3%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$478.6	$8.4	$49.6	$—	$—		$536.6
Europe, Middle East & Africa	406.7	17.7	—	—	—		424.4
North America	(60.1)	12.5	—	—	—		(47.6)
Asia Pacific	(12.1)	5.0	—	—	42.1		35.0
Global and other	(385.9)	22.3	—	89.0	117.2		(157.4)
Total	$427.2	$65.9	$49.6	$89.0	$159.3		$791.0

SEGMENT OPERATING MARGIN
Latin America	9.9%	0.2	1.0	—	—		11.1%
Europe, Middle East & Africa	14.0%	0.6	—	—	—		14.6%
North America	(4.1)%	0.9	—	—	—		(3.3)%
Asia Pacific	(1.6)%	0.7	—	—	5.6		4.6%
Global and other	—	—	—	—	—		—
Total	4.3%	0.7	0.5	0.9	1.6		7.9%
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 22

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED DECEMBER 31, 2012
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Special tax items	Adjusted (Non-GAAP)
Cost of sales	$1,187.5	$1.3	$—	$—	$1,186.2
Selling, general and administrative expenses	1,551.9	56.2	—	—	1,495.7
Operating profit	212.8	57.5	—	—	270.3
Income from continuing operations, before taxes	211.4	57.5	(23.8)	—	245.2
Income taxes	(247.6)	(19.8)	8.1	168.3	(91.1)
(Loss) income from continuing operations, net of tax	$(36.2)	$37.7	$(15.7)	$168.3	$154.1

Diluted EPS from continuing operations	$(0.08)	$0.09	$(0.03)	$0.39	$0.36

Gross margin	59.8%	—			59.8%
SG&A as a % of revenues	52.6%	(1.9)			50.7%
Operating margin	7.2%	1.9			9.2%
Effective tax rate	117.1%				37.1%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$136.0	$7.7			$143.7
Europe, Middle East & Africa	131.4	0.1			131.5
North America	0.7	19.0			19.7
Asia Pacific	8.8	13.0			21.8
Global and other	(64.1)	17.8			(46.3)
Total	$212.8	$57.5			$270.3

SEGMENT OPERATING MARGIN
Latin America	10.2%	0.6			10.8%
Europe, Middle East & Africa	14.5%	—			14.5%
North America	0.1%	4.0			4.2%
Asia Pacific	3.6%	5.3			8.8%
Global and other	—	—			—
Total	7.2%	1.9			9.2%
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 23

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	TWELVE MONTHS ENDED DECEMBER 31, 2012
	Reported (GAAP)	CTI restructuring initiatives	Asset impairment and other charges	Venezuelan special items	Special tax items	Adjusted (Non-GAAP)
Cost of sales	$4,103.1	$4.5	$—	$—	$—	$4,098.6
Selling, general and administrative expenses	5,889.3	120.1	—	—	—	5,769.2
Impairment of goodwill and intangible asset	44.0	—	44.0	—	—	—
Operating profit	525.0	124.7	44.0	—	—	693.7
Income from continuing operations, before taxes	428.7	124.7	44.0	(23.8)	—	573.6
Income taxes	(335.4)	(42.0)	—	8.1	168.3	(201.0)
Income from continuing operations, net of tax	$93.3	$82.7	$44.0	$(15.7)	$168.3	$372.6

Diluted EPS from continuing operations	$0.20	$0.19	$0.10	$(0.04)	$0.39	$0.84

Gross margin	61.2%	—	—			61.2%
SG&A as a % of revenues	55.8%	(1.1)	—			54.6%
Operating margin	5.0%	1.2	0.4			6.6%
Effective tax rate	78.2%	—	—			35.0%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$443.9	$19.6	$—			$463.5
Europe, Middle East & Africa	312.8	11.8	—			324.6
North America	(4.7)	30.5	—			25.8
Asia Pacific	5.1	18.2	44.0			67.3
Global and other	(232.1)	44.6	—			(187.5)
Total	$525.0	$124.7	$44.0			$693.7

SEGMENT OPERATING MARGIN
Latin America	8.9%	0.4	—			9.3%
Europe, Middle East & Africa	10.7%	0.4	—			11.1%
North America	(0.3)%	1.7	—			1.5%
Asia Pacific	0.6%	2.0	4.9			7.5%
Global and other	—	—	—			—
Total	5.0%	1.2	0.4			6.6%
Amounts in the table above may not necessarily sum because the computations are made independently.

Page | 24